Exhibit 99.1

Schwazze, Formerly Operating as Medicine Man Technologies, Inc., Announces Chief Operating Officer and Board of Director Appointments

DENVER, COLORADO – September 9, 2020 /Business Wire/ --Schwazze, formerly operating as Medicine Man Technologies Inc. (OTCQX: SHWZ) ("Schwazze " or “the Company"), today announced executive and Board appointments that will accelerate growth and continue to build operational capabilities for the Company. Nirup Krishnamurthy, Chief Integration and Information Officer, will become Chief Operating Officer and Jeff Garwood, former GE executive, has been appointed to the Schwazze Board of Directors.

Chief Operating Officer Appointment

Effective immediately, Nirup Krishnamurthy will assume oversight of Schwazze’s field business units including retail, manufacturing, cultivation, wholesale sales and marketing to drive operational excellence throughout the field operations. Krishnamurthy will continue to be responsible for the alignment and prioritization of the ongoing integration of the Company’s acquisitions and driving technology innovation across the organization. As a senior member of the executive team, Krishnamurthy will continue to report directly to Justin Dye, Chairman and CEO.

"Nirup is a seasoned and trusted leader that will continue to deliver results and bring a new sophistication to building a data-driven, technology-enabled operating culture,” said Dye. “He is uniquely qualified to drive strategic prioritization and accountability within Schwazze, with a commitment to instilling excellence throughout field operations. I have immense confidence in Nirup’s ability to execute and lead our best-in-class integration and innovation playbook.”

"Schwazze’s vision and strategy have never been more compelling," said Krishnamurthy. "With the backdrop of a global pandemic, the Company has continued to execute on building a leading seed to sale operating platform with profitable acquisition targets. Additionally, our business units have kept a laser focus on our mission of delivering the most trusted products and experiences to cannabis consumers. There is no doubt in my mind about the opportunities we have ahead of us. I am humbled to take on this expanded role and look forward to continuing to work with Justin and teams across the organization to drive our growth.”

Krishnamurthy joined Schwazze earlier this year, bringing more than 25 years of experience in innovation, technology, integration, restructuring and M&A at Fortune 500 companies. As Chief Information Officer for United Airlines, he helped oversee one of the largest turnaround restructurings in corporate American history, spearheading initiatives to drive major cost reductions and revenue enhancement. Krishnamurthy also held C-level roles with Northern Trust Bank and former grocery retailer The Great Atlantic & Pacific Tea Company (A&P). He earned a bachelor’s in Mechanical Engineering and a doctorate in Industrial Engineering from State University of New York, Buffalo.

Board of Director Appointment

Effective September 9, 2020, Jeff Garwood has been appointed to the Schwazze Board of Directors. Garwood is a recognized visionary business leader bringing 30 years of extensive experience across finance and operations and will serve on the Audit and Compensation Committees.

“I am honored to join the Schwazze Board of Directors and I look forward to helping guide the important work the Company is doing,” said Garwood. “I am excited to bring my organizational awareness, research mindset and business expertise to this emerging industry. The cannabis industry is ripe for strategic consolidation and growth and the platform Schwazze is building positions the Company to be an industry leader.”

“We are pleased to welcome Jeff to the Schwazze Board,” said Dye. “As a proven leader in various high-growth industries, his passion, strategic know-how and creative problem solving will be critical to the success of the seed to sale platform we are building. I believe he will provide vital insight and guidance that will be invaluable to the Company and our shareholders.”

Garwood is the founder and is currently the managing member of Liberation Capital, LLC, a private equity fund that is focused on providing modular, repeatable waste to value project finance where he has been active with its investments for 10 years. He is also the co-owner of Zysense, an entity providing high precision measurement instruments for research. Prior to Liberation Capital, Garwood, held a variety of senior leadership positions with General Electric including President and CEO of GE Water and Process Technologies, President and CEO of GE Fanuc, and President of Garrett Aviation and worked for numerous years at the strategic consulting firm, McKinsey and Company. Garwood received a BS of Chemical Engineering from North Carolina State University and an MBA from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill.

Garwood will serve along with the other three directors, Justin Dye, Chairman and CEO, Brian Ruden, Star Buds CEO and Leo Riera.

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About Schwazze

Medicine Man Technologies, Inc. is now operating under its new trade name, Schwazze. Schwazze (OTCQX: SHWZ) is executing its vision to become a leading vertically integrated cannabis holding company with a portfolio consisting of top-tier licensed brands spanning cultivation, extraction, infused-product manufacturing, dispensary operations, consulting, and a nutrient line. Schwazze leadership includes Colorado cannabis leaders with proven expertise in product and business development as well as top-tier executives from Fortune 500 companies. As a leading platform for vertical integration, Schwazze is strengthening the operational efficiency of the cannabis industry in Colorado and beyond, promoting sustainable growth and increased access to capital, while delivering best-quality service and products to the end consumer. The corporate entity continues to be named Medicine Man Technologies, Inc.

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Forward-Looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential," or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control and cannot be predicted or quantified. Consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact

Raquel Fuentes

Senior Director, Corporate Communications

303-371-0387

Raquel@Schwazze.com

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